Exhibit 10.1
SHARE PURCHASE AGREEMENT
     This Agreement, dated as of March 7, 2011 (the “Effective Date”), is entered into by and between Invacare Corporation, an Ohio corporation (the “Purchaser”), and A. Malachi Mixon, III (the “Seller”).
Recitals
     WHEREAS, the Purchaser’s common shares, no par value (“Common Shares”), are traded on the New York Stock Exchange under the symbol “IVC” and the Purchaser is a reporting company under the Securities Exchange Act of 1934, as amended;
     WHEREAS, the Seller is a shareholder, director and executive officer of the Purchaser. The Seller beneficially owns an aggregate of 2,566,099 Common Shares, including 616,300 Common Shares that are owned directly by the Seller;
     WHEREAS, the Seller has expressed a desire to sell to the Purchaser certain of the Seller’s Common Shares; and
     WHEREAS, in response to the Seller’s inquiry, the Purchaser, after due consideration, including the review, authorization and approval of the proposed transaction by (i) the Company’s Board of Directors and (ii) a Special Committee of the Board of Directors comprised solely of independent and disinterested directors and formed by the Board of Directors for the purpose of evaluating, negotiating and acting upon the proposed transaction, desires to purchase Common Shares from the Seller, under the terms and conditions hereinafter set forth;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Purchase and Sale of Shares.
          (a) Subject to the other terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller 350,000 Common Shares (the “Shares”) at a purchase price of $29.94 per share at the Closing (as defined below).
          (b) Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) will take place on the Effective Date, or as soon as practicable thereafter, but no later than March 10, 2011, unless the parties mutually agree otherwise. At the Closing:
               (i) the Seller will deliver to the Purchaser the original stock certificate or certificates representing the Shares to be purchased by the Purchaser, duly endorsed in blank by the Seller or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books of the Purchaser, and any such other documents as may be reasonably required to effect the transfer of the Shares to the Purchaser; and

               (ii) the Purchaser will deliver irrevocable instructions to its bank to pay $10,479,000.00 (the “Purchase Price”) for the Shares by wire transfer of immediately available funds to an account specified by the Seller.
     2. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:
          (a) The Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium or other laws relating generally to the enforcement of creditors’ rights.
          (b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency currently applicable to or binding upon the Purchaser, or (ii) breach or constitute a default under any mutual agreement to which the Purchaser is a party or by which it is bound.
     3. Representations and Warranties of Seller. The Seller hereby represents and warrants to the Purchaser as follows:
          (a) The Seller has the requisite power and authority to execute, deliver and perform his obligations under this Agreement. This Agreement constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium or other laws relating generally to the enforcement of creditors’ rights.
          (b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency applicable to or binding upon the Seller, or (ii) breach or constitute a default under any mutual agreement to which the Seller is a party or by which the Seller is bound.
          (c) The Seller is the owner of the Shares being sold to the Purchaser pursuant to this Agreement, free from any security interest, pledge, option, equity, claim or other right or interest of any kind. Upon the sale of the Shares to the Purchaser in accordance with the terms of this Agreement, the Purchaser will acquire the Shares, free from any security interest, pledge, option, equity, claim or other right or interest of any kind.
          (d) The Seller has such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of the transactions contemplated hereunder. The Seller has adequate information and has made his own independent investigation concerning the business, assets, properties, condition (financial or otherwise), risks, results of operations, prospects of the Purchaser to make an informed decision regarding sale of the Shares. In entering into this Agreement, the Seller has relied solely upon his own investigation and analysis, without reliance upon any information from the Purchaser or its affiliates, other than what is, and what the Purchaser has made, publicly available. The Seller confirms that no representations, warranties, or other agreements, whether express or implied, have been made by the Purchaser with respect to the transactions contemplated hereby, except for those representations, warranties, and agreements that are specifically set forth in this Agreement.
     4. Miscellaneous.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to the conflicts of law provisions thereof.
          (b) Amendment; Waiver. This Agreement may be modified, amended or terminated and the observance of any term of this Agreement may be waived only if such modification, amendment, termination or waiver is in writing and executed by each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce any provision of this Agreement in accordance with its terms.
          (c) Further Assurances. The Seller will, without additional consideration, take such additional or further actions and execute such other documents as may be reasonably requested by the Purchaser in order to evidence, confirm or carry out the transactions contemplated hereby.
          (d) Counterparts. This Agreement may be executed in counterparts, each of which, when executed, will be an original and all of which taken together will constitute one and the same agreement.
          (e) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
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     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first written above.

PURCHASER INVACARE CORPORATION
By:	/s/ Gerald B. Blouch
Name:	Gerald B. Blouch
Title:	President and Chief Executive Officer

SELLER
/s/ A. Malachi Mixon, III
A. Malachi Mixon, III

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